Exhibit 10.7

March 23, 2012	Personal & Confidential

To:

From:	Thomas B. King, President and CEO

RE:	Issuance of an Officer RSU Retention Grant

On March 28, 2012 or sooner subject to your acceptance of this offer, you will receive a Restricted Stock Unit grant for              shares, which will vest fully on June 5, 2012.

We obviously have a significant amount to accomplish in the near-term, as we push toward our ADASUVE PDUFA date and our EMA Day 121 response documents. We expect to maintain our GMP facility readiness and a few exploratory projects (including AZ-002). We have finalized our near-term goals and key activities, and we have internally discussed our various roles and responsibilities as they relate to these goals and activities.

Your offer of RSU grant/vesting is based on the following conditions being satisfied:

(1)	You sign this memo, in the space provided below, and return it to Human Resources by no later than close of business on March 26, 2012;

(2)	You remain employed by Alexza through at least June 5, 2012; and

(3)	You must satisfactorily perform the tasks and responsibilities that are assigned to you.

Please note that you will need to update or amend your 10b5-1 plan with JMP, in order to efficiently sell these shares as they vest. We will work with you to update your plan to take into consideration the vesting of these new shares.

Please note that your employment remains “at will,” meaning either you or the Company have the right to terminate your employment without prior notice at any time and for any reason. Please do not hesitate to contact Human Resources, your SVP/VP or myself should you have any questions.

EMPLOYEE ACKNOWLEDGEMENT AND SIGNATURE:

By signing below I represent that I understand the referenced RSU grant will not vest unless I continue my employment with the company in my current position through at least June 5, 2012. I understand that the company is offering the ongoing employment and RSU grant described above in reliance upon my representation.

Employee Signature:	Date: